Exhibit 3.31

CT-07

ARTICLES OF ORGANIZATION

OF

Casella Waste Services of Ontario LLC

Under Section 203 of the Limited Liability Company Law

FIRST: The name of the limited liability company is: Casella Waste Services of Ontario LLC.

SECOND: The county within this state in which the office of the limited liability company is to be located is: Ontario.

THIRD: The Secretary of State for the State of New York is hereby appointed agent for service of process on Casella Waste Services of Ontario LLC. The address to which the Secretary of State shall mail a copy of the service of process is CT Corporation System, 111 Eighth Avenue, NY, NY 10011.

DATED this 10th day of March, 2004.

/s/ John W. Casella
John W. Casella, Vice President and Secretary of New England Waste Services of N.Y., Inc.
Sole Member/Organizer

New York State Department of State Division of Corporations, State Records and Uniform Commercial Code Albany, NY 12231

CERTIFICATE OF CHANGE

OF

CASELLA WASTE SERVICES OF ONTARIO LLC

(Insert name of Domestic Limited Liability Company)

Under Section 211-A of the Limited Liability Company Law

FIRST: The name of the limited liability company is: CASELLA WASTE SERVICES OF ONTARIO LLC

If the name of the limited liability company has been changed, the name under which it was formed is:

SECOND: The articles or organization were filed with the Department of State on: April 20, 2004

THIRD: The change(s) effected hereby are: [check appropriate box(es)]

☐	The county location, within this state, in which the office of the limited liability company is located, is changed to:

☒	The address to which the Secretary of State shall forward copies of process accepted on behalf of the limited liability company is changed to: c/o Corporation Service Company, 80 State Street, Albany, NY 12207-2543

☒	The limited liability company hereby: [check one]

☒	Designates Corporation Service Company as its registered agent upon whom process against the limited liability company may be served. The street address of the registered agent is 80 State Street, Albany, NY 12207-2543.

☐	Changes the designation of its registered agent to: . The street address of the registered agent is: .

☐	Changes the address of its registered agent to:

☐	Revokes the authority of its registered agent.

X	/s/ Michael J. Brennan
(Signature)

Michael J. Brennan
(Type or print name)

Authorized Person
(Title or capacity of signer)

DOS-1359 (Rev. 6/02)

[ILLEGIBLE]

CT-C7

CERTIFICATE OF CHANGE

OF

Casella Waste Services of Ontario LLC

Under Section 211-A of the Limited Liability Company Law

1. The name of the limited liability company is: Casella Waste Services of Ontario LLC.

2. The date of filing of the original articles of organization with the Department of State is April 20, 2004.

3. The articles of organization are amended:

To change the post office address to which the Secretary of State shall mail a copy of any process in any action or proceeding against the limited liability company which may be served on him to read as follows: c/o C T Corporation System, 111 Eighth Avenue, New York, NY 10011.

To change the registered agent in New York upon whom all process against the limited liability company may be served to C T CORPORATION SYSTEM, located at 111 Eighth Avenue, New York, NY 10011.

/s/ LAUREN KREATZ
(Name & Title of Signer)

LAUREN KREATZ, Authorized Person

NY075-5/19/00 C T System Online

[ILLEGIBLE]